Exhibit 99.2

Denofa and Benson Hill Partner to Enter the Northern European Aquafeed Market
Companies Will Introduce Sustainable, Traceable, Non-GMO, CleanCRUSH™ Soy Ingredients with Novel Benefits for Salmon Production

ST. LOUIS, MO – April 5, 2022 – Benson Hill, Inc. (NYSE: BHIL, the “Company” or “Benson Hill”), a food tech company unlocking the natural genetic diversity of plants, and Denofa, the leading protein producer in Scandinavia, today announced a plan to form a strategic alliance to introduce sustainable soy protein ingredients into the Northern European aquaculture feed market.

According to the FAO, aquaculture production is projected to reach 109 million tonnes in 2030, an increase of 32 percent over 2018. The market is projected to exceed $245 billion by 2027, up from $180 billion in 2020. Aquaculture production is recognized by the European Green Deal as a source of low carbon protein. High value species such as salmon have especially high protein dietary requirements that can be optimally served through sustainable soy ingredients. Northern Europe serves as the world leader in salmon aquaculture. Over half of the production is based in Norway where Denofa owns a port and extensive infrastructure. Together the companies plan to deliver sustainable, traceable, non-GMO soy ingredients with novel benefits to serve the region.

“The European aquaculture market is growing rapidly, and Benson Hill’s proven performance soy ingredients will be an important ingredient in fish feed. Denofa has a long history of providing traceable non-GMO, sustainable and certified soy products to the Scandinavian agricultural feed and food market, and we are now eager together with Benson Hill to offer good solutions for the aquaculture segment as well,” said Hans Petter Olsen, CEO of Denofa. “Benson Hill shares our commitment to reliability and provides traceability throughout the value chain from the farm through ingredient production. We look forward to a lasting partnership.”

Benson Hill uses advanced breeding techniques to leverage nature’s diversity within plants and develop improved ingredients beginning with better seed. The Company’s CleanCRUSH™ ingredients derived from its Ultra-High protein, low anti-nutrient soybeans avoid the need for costly concentrating steps typically required for commodity soybeans. CleanCRUSH™ ingredients are designed as a less-processed alternative to feed-grade Soy Protein Concentrate (SPC) and require up to 83 percent less water and up to 89 percent less CO2e to produce per unit of protein compared to non-U.S. sourced feed-grade SPC accounting for the impacts of deforestation1. CleanCRUSH™ ingredients demonstrate equivalent performance to an SPC-based diet in trout and Atlantic salmon. The products also demonstrate strong performance when replacing fishmeal in pacific white shrimp, yellowtail and cobia.

“Denofa is a trusted leader in the soy industry renowned for its extensive networks and highest standards of quality and sustainability,” said Andres Martin, Executive Vice President and General Manager, International, Benson Hill. “Our partnership will deliver a sustainable portfolio of innovative soy ingredients that create value in the European aquaculture market. We are thrilled to be working together.”

About Benson Hill
Benson Hill moves food forward with the CropOS® platform, a cutting-edge food innovation engine that combines data science and machine learning with biology and genetics. Benson Hill empowers innovators to unlock nature’s genetic diversity from plant to plate, with the purpose of creating nutritious, great-tasting food and ingredient options that are both widely accessible and sustainable. More information can be found at bensonhill.com or on Twitter at @bensonhillinc.

Denofa
Denofa AS was established May 10th 1912 based on a German patent utilizing whale oil for edible purposes. Later Denofa became a large edible oils and fats buyer and refiner, exporting marine and vegetable oil worldwide. Today Denofa owns and operate a non-GMO soy crushing plant located in
1 On a per kilogram of protein basis of soybean meal, based on preliminary Life Cycle Assessment results conducted by Blonk Consultants (April 2021).

Fredrikstad, Norway. Denofa processes exclusively non-GMO, sustainable and certified soybeans into soy meal, soy oil and lecithin. Denofa's position is built on a sustainable value chain and food safety.
Denofa soy meal is sold to the feed market, mainly in Norway, Sweden and Finland. Denofa soy oil and lecithin is sold to the European market as ingredient for feed and food.
Denofa is owned by Amaggi, a leading Brazilian producer and exporter of non-GMO soy.

Cautionary Note Regarding Forward-Looking Statements
Certain statements in this press release may be considered "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements generally relate to future events or the Company's future financial or operating performance and may be identified by words such as “may,” “should,” “expect,” “intend,” “will,” “estimate,” “anticipate,” “believe,” “predict,” or similar words. These forward-looking statements are based upon assumptions made by the Company as of the date hereof and are subject to risks, uncertainties, and other factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. These forward-looking statements include, among other things, statements regarding our strategy and our plans for growth, statements regarding expectations about the markets in which we participate, including the global aquaculture market, statements regarding the expected future performance of our technology and integrated business model, statements regarding the anticipated benefits of our proprietary soybean varieties, including their potential advantages to Denofa and the aquaculture supply chain, and statements regarding the anticipated benefits of our partnership with Denofa. Factors that may cause actual results to differ materially from current expectations include, but are not limited to, risks associated with successfully realizing the anticipated advantages of using our proprietary soybean varieties and CropOS® technology platform to serve Denofa and the aquaculture supply chain, risks associated with our ability to grow and manage growth profitably, our ability to execute our business plans and leverage our technology, our transition to becoming a public company, and other risks and uncertainties set forth in the sections entitled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” in our filings with the Securities and Exchange Commission (“SEC”), which are available on the SEC's website at www.sec.gov. We expressly disclaim any duty to update these forward-looking statements, except as otherwise required by law.

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Media Contact
Benson Hill
Melanie Bernds
314-605-6363
mbernds@bensonhill.com
Media Kit

Media Contact
Denofa
Hege Rivedal Odegaard
+47 69 39 50 00
hege.rivedal.odegaard@denofa.no